UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

March 10, 2009
Date of Report (Date of earliest event reported)

INPLAY TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	001-15069	88-0308867
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13845 North Northsight Boulevard
Scottsdale, Arizona 85260
(Address of principal executive offices) (Zip Code)

(480) 586-3300
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrantunder any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.     Entry into a Material Definitive Agreement.

On March 10, 2009, InPlay Technologies, Inc., a Nevada corporation (the “Company”) executed a binding Letter of Intent (“LOI”) with U.S. Rental Housing REIT, Inc. (“USRHR”), a development stage real estate investment trust focused on rental housing in the United States, pursuant to which the Company has agreed to, among other things, pursue a transaction described below with USRHR.

Upon execution of the LOI, USRHR provided funding of $175,000 to the Company for audit and consulting fees, as well as working capital, in exchange for a convertible note, subject to conversion at the option of the holder into one million shares of common stock.

The LOI requires that the Company’s board of directors take the following actions, subject to stockholder and other regulatory approvals as necessary, in connection with the transaction:

  Change the Company’s name from “InPlay Technologies, Inc.” to “U.S. Rental Housing REIT, Inc.”;
  Increase the Company’s authorized shares of common stock from 40 million to 200 million;
  Issue 50 million shares of common stock for all outstanding shares of capital stock of USRHR;
  Issue 500,000 shares of common stock to certain consultants related to the proposed transaction;
  Cancel existing severance agreements and stock options for the Company’s directors, officers and management, in consideration for which USRHR will provide a pool of 2.2 million shares of common stock to be distributed as determined by the Company’s board of directors; and
  Transfer all of the Company’s existing assets to a third party in exchange for the assumption of the Company’s liabilities and a nominal purchase price reflecting the value of such assets.

Upon closing of the transaction, USRHR will accept the resignations of all current directors and officers of the Company.  Unless agreed by the parties, the LOI will be terminated if the parties have not distributed a proxy statement and scheduled a meeting of the applicable stockholders to vote on approval of the transaction within 120 days of execution of the LOI.

On March 11, 2009, the Company issued a press release announcing the execution of the LOI.  A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01.     Financial Statements and Exhibits.

(d)	Exhibit(s)

99.1	Press release from InPlay Technologies, Inc., dated March 11, 2009, entitled "InPlay Technologies Enters into Letter of Intent for Merger with U.S. Rental Housing REIT, Inc."

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

InPlay Technologies, Inc.
(Registrant)

Date:	March 11, 2009	By:	/s/ Mark R. Sokolowski
Mark R. Sokolowski
Chief Financial Officer